Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND NINE MONTHS

ENDED SEPTEMBER 30, 2022 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, October 25, 2022: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and nine months ended September 30, 2022. For the three months ended September 30, 2022, the Company reported net income of $6.0 million, or $0.28 per diluted share, compared to net income of $6.0 million, or $0.27 per diluted share, for the three months ended September 30, 2021. On a linked quarter basis, net income was $6.0 million, or $0.28 per diluted share, as compared to net income of $5.5 million, or $0.25 per diluted share, for the three months ended June 30, 2022. For the nine months ended September 30, 2022, net income was $16.9 million, or $0.77 per diluted share, compared to net income of $17.5 million, or $0.74 per diluted share, for the nine months ended September 30, 2021.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be payable on or about November 23, 2022 to shareholders of record on November 9, 2022.

“The Company continues to experience positive growth in key business areas along with strong quarterly earnings adding to the momentum from last year’s record profitability. We are pleased to report solid earnings for the third quarter of 2022 along with strong core deposit growth and loan growth across all loan segments. We remain focused on executing our strategy of driving commercial loan growth and core deposits, which have been key contributors to the Company’s ongoing profitability,” said James C. Hagan, President and Chief Executive Officer. “We remain optimistic about the Company’s growth opportunities in the fourth quarter of 2022 and into 2023.

We also saw strong organic core deposit growth of $89.6 million, or 4.8%, since year-end, which will be beneficial in a rising interest rate environment in order to fund continuing demand for commercial loans. We are pleased to report that our total loan portfolio increased $165.8 million, or 9.0% during the nine months ended September 30, 2022, excluding Paycheck Protection Program (“PPP”) loans that were forgiven by the Small Business Administration (“SBA”). As we continue to add new customer relationships throughout New England and in key strategic lending areas, we have seen the strongest growth from our commercial real estate lending portfolio, which increased $101.7 million, or 10.4%, and our commercial and industrial loan portfolio, which increased $28.7 million, or 14.3%, during the nine months ended September 30, 2022. We continue to be mindful of certain economic and business conditions, such as inflation, utilization of accumulated cash to fund operations, and supply chain issues that may affect some of our business customers, as well as the additional anticipated Federal Reserve interest rate increases, but remain optimistic about our business opportunities and loan portfolio growth and meeting the banking needs of our business and commercial customers.

The Company also saw positive increases in key metrics, notably in net interest income and net interest margin. Net interest income increased $1.7 million, from $18.6 million in the fourth quarter of 2021 to $20.3 million in the third quarter of 2022. The net interest margin increased from 3.08% in the fourth quarter of 2021 to 3.35% in the third quarter of 2022. Our disciplined approach to managing funding costs has helped to expand our net interest margin as we continue to deploy our excess liquidity and core deposits to fund loan growth. Our asset quality remains extremely solid, with nonperforming loans to total loans of 0.22%, and our capital position continues to remain strong.”

Hagan concluded, “We will continue to implement our various strategic initiatives in order to increase shareholder value which have resulted in solid earnings last year and through the first three quarters of this year and will continue our efforts to grow the Company and its profitability throughout the fourth quarter of 2022 and into 2023.”

Key Highlights:

Loans and Deposits. At September 30, 2022, total loans of $2.0 billion increased $143.0 million, or 7.7%, from December 31, 2021. During the same period, excluding PPP loans, total loans increased $165.8 million, or 9.0%, from $1.9 billion at December 31, 2021. The increase in total loans was due to an increase in commercial real estate loans of $101.7 million, or 10.4%, an increase in commercial and industrial loans of $28.7 million, or 14.3%, and an increase in residential real estate loans of $34.6 million, or 5.3%.

At September 30, 2022, total deposits were $2.3 billion, an increase of $30.9 million, or 1.4%, from December 31, 2021. Core deposits, which include non-interest bearing demand accounts, increased $89.6 million, or 4.8%, from $1.9 billion, or 82.2% of total deposits, at December 31, 2021, to $1.9 billion, or 85.0% of total deposits at September 30, 2022. The loan to deposit ratio increased from 82.6% at December 31, 2021 to 87.8% at September 30, 2022.

Allowance for Loan Losses and Credit Quality. At September 30, 2022, the allowance for loan losses as a percentage of total loans and as a percentage of nonperforming loans was 1.01% and 456.0%, respectively. At September 30, 2022, nonperforming loans totaled $4.4 million, or 0.22% of total loans, compared to $5.0 million, or 0.27% of total loans, at December 31, 2021. Total delinquency increased $1.2 million, or 54.1%, from $2.1 million, or 0.11% of total loans at December 31, 2021 to $3.3 million, or 0.16% of total loans at September 30, 2022.

Net Interest Margin. The net interest margin was 3.35% for the three months ended September 30, 2022 compared to 3.24% for the three months ended June 30, 2022. The net interest margin, on a tax-equivalent basis, was 3.37% for the three months ended September 30, 2022, compared to 3.26% for the three months ended June 30, 2022.

Repurchases. On April 27, 2021, the Board of Directors authorized a stock repurchase plan (the “2021 Plan”), pursuant to which the Company is authorized to repurchase up to 2.4 million shares, or 10% of its outstanding common stock, as of the date the 2021 Plan was adopted. During the three months ended September 30, 2022, the Company repurchased 236,302 shares of common stock under the 2021 Plan. During the nine months ended September 30, 2022, the Company repurchased 642,149 shares of common stock under the 2021 Plan. At September 30, 2022, there were 35,170 shares of common stock available for repurchase under the 2021 Plan. Following the end of the third quarter, the Company announced the completion of the 2021 Plan on October 13, 2022.

On July 26, 2022, the Board of Directors authorized a new stock repurchase plan (the “2022 Plan”), pursuant to which the Company may repurchase up to 1.1 million shares of common stock, which is approximately 5.0% of the Company’s outstanding shares as of the date the 2022 Plan was adopted. Repurchases under the 2022 Plan may commence now that the 2021 Plan has been completed.

The shares of common stock repurchased under the 2022 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2022 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Capital Management. Book value per share was $9.52 at September 30, 2022, compared to $9.87 at December 31, 2021, while tangible book value per share, a non-GAAP financial measure, decreased $0.36, or 3.9%, from $9.21 at December 31, 2021 to $8.85 at September 30, 2022. During the nine months ended September 30, 2022, the change in accumulated other comprehensive income/loss (“AOCI”) reduced the tangible book value per common share by $0.94 as of September 30, 2022, primarily due to the impact of higher interest rates on the fair value of available-for-sale securities.  Tangible book value is a non-GAAP measure. See pages 18-21 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures. As of September 30, 2022, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Net Income for the Three Months Ended September 30, 2022 Compared to the Three Months Ended June 30, 2022.

The Company reported net income of $6.0 million, or $0.28 per diluted share, for the three months ended September 30, 2022, compared to net income of $5.5 million, or $0.25 per diluted share, for the three months ended June 30, 2022. Net interest income increased $896,000, or 4.6%, non-interest income decreased $151,000, or 5.5%, and non-interest expense decreased $90,000, or 0.6%, while the provision for loan losses increased $375,000, or 125.0%, during the same period. Return on average assets and return on average equity were 0.93% and 10.90%, respectively, for the three months ended September 30, 2022, compared to 0.87% and 10.22%, respectively, for the three months ended June 30, 2022.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $896,000, or 4.6%, to $20.3 million for the three months ended September 30, 2022, from $19.4 million for the three months ended June 30, 2022. The increase in net interest income was primarily due to an increase in interest and dividend income of $1.1 million, or 5.4%. During the three months ended September 30, 2022 and the three months ended June 30, 2022, interest and dividend income included PPP interest and fee income (“PPP income”) of $19,000 and $129,000, respectively. During the three months ended September 30, 2022, the Company also recorded $16,000 in negative purchase accounting adjustments, compared to $64,000 in positive purchase accounting adjustments during the three months ended June 30, 2022.

The net interest margin was 3.35% for the three months ended September 30, 2022 compared to 3.24% for the three months ended June 30, 2022. The net interest margin, on a tax-equivalent basis, was 3.37% for the three months ended September 30, 2022, compared to 3.26% for the three months ended June 30, 2022. The average yield on interest-earning assets was 3.59% for the three months ended September 30, 2022, compared to 3.45% for the three months ended June 30, 2022. The average loan yield was 3.93% for the three months ended September 30, 2022, compared to 3.81% for the three months ended June 30, 2022.

During the three months ended September 30, 2022, average interest-earning assets increased $3.0 million, or 0.1%, to $2.4 billion, primarily due to an increase in average loans of $24.1 million, or 1.2%, partially offset by a decrease in short-term investments of $11.0 million, or 44.2%, and a decrease in average securities of $10.2 million, or 2.5%. Excluding PPP loans, average loans increased $24.6 million, or 1.3%, from the three months ended June 30, 2022 to the three months ended September 30, 2022.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased three basis points from 0.22% for the three months ended June 30, 2022 to 0.25% for the three months ended September 30, 2022. The average cost of core deposits, including non-interest bearing demand deposits, increased four basis point to 19 basis points for the three months ended September 30, 2022, from 15 basis points for the three months ended June 30, 2022. The average cost of time deposits decreased two basis points from 0.32% for the three months ended June 30, 2022 to 0.30% for the three months ended September 30, 2022. The average cost of borrowings, including subordinated debt, increased two basis points from 4.10% for the three months ended June 30, 2022 to 4.12% for the three months ended September 30, 2022. Average demand deposits, an interest-free source of funds, increased $23.2 million, or 3.6%, from $635.7 million, or 28.0% of total average deposits, for the three months ended June 30, 2022, to $658.9 million, or 29.0% of total average deposits, for the three months ended September 30, 2022.

Provision for Loan Losses

During the three months ended September 30, 2022, the provision for loan losses increased $375,000, or 125.0%, from the three months ended June 30, 2022. The increase in the provision for loan losses was primarily due to strong loan growth during the quarter. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic, economic trends and their potential effect on asset quality. The Company has deferred the adoption of the Current Expected Credit Loss allowance methodology, as permitted by its classification as a Smaller Reporting Company under Securities and Exchange Commission rules. Management will continue to closely monitor portfolio conditions and re-evaluate the adequacy of the allowance.

The Company recorded net charge-offs of $27,000 for the three months ended September 30, 2022, as compared to net charge-offs of $48,000 for the three months ended June 30, 2022. At September 30, 2022, nonperforming loans totaled $4.4 million, or 0.22% of total loans, and total delinquency as a percentage of total loans was 0.16%.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $151,000, or 5.5%, to $2.6 million for the three months ended September 30, 2022, from $2.7 million for the three months ended June 30, 2022. Service charges and fees decreased $123,000, or 5.2%, from the three months ended June 30, 2022 to $2.2 million for the three months ended September 30, 2022. During the three months ended September 30, 2022, the Company reported unrealized losses on marketable equity securities of $235,000, compared to unrealized losses of $225,000 for the three months ended June 30, 2022. Income from bank-owned life insurance decreased $67,000, or 14.6%, from the three months ended June 30, 2022 to $391,000 for the three months ended September 30, 2022. During the three months ended September 30, 2022, the Company reported a gain of $211,000 on non-marketable equity investments, compared to a gain of $141,000 during the three months ended June 30, 2022. During the three months ended June 30, 2022, the Company reported $21,000 in other income from loan-level swap fees on commercial loans.

Non-Interest Expense

For the three months ended September 30, 2022, non-interest expense decreased $90,000, or 0.6%, to $14.3 million from the three months ended June 30, 2022. Salaries and employee benefits expense decreased $211,000, or 2.6%, to $8.0 million, furniture and equipment expense decreased $74,000, or 13.7%, and data processing expense decreased $24,000, or 3.3%. These decreases were partially offset by an increase in occupancy expense of $49,000, or 4.2%, an increase in professional fees expense of $84,000, or 11.7%, which is comprised of legal fees, audit and compliance fees, as well as other professional fees. FDIC insurance expense increased $39,000, or 16.7%, advertising expense increased $7,000, or 1.7%, other non-interest expense increased $40,000, or 1.7%. For the three months ended September 30, 2022, the adjusted efficiency ratio, a non-GAAP financial measure, was 62.6%, compared to 65.0% for the three months ended June 30, 2022. The adjusted efficiency ratio is a non-GAAP measure. See pages 18-21 for the related ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended September 30, 2022 was $1.9 million, or an effective tax rate of 23.7%, compared to $1.9 million, or an effective tax rate of 25.2%, for three months ended June 30, 2022.

Net Income for the Three Months Ended September 30, 2022 Compared to the Three Months Ended September 30, 2021.

The Company reported net income of $6.0 million, or $0.28 per diluted share, for the three months ended September 30, 2022, compared to net income of $6.0 million, or $0.27 per diluted share, for the three months ended September 30, 2021. Return on average assets and return on average equity was 0.93% and 10.90%, respectively, for the three months ended September 30, 2022, as compared to 0.96% and 10.85%, respectively, for the three months ended September 30, 2021.

Net Interest Income and Net Interest Margin

Net interest income increased $1.5 million, or 8.1%, to $20.3 million, for the three months ended September 30, 2022, from $18.8 million for the three months ended September 30, 2021. The increase was due to an increase in interest and dividend income of $1.5 million, or 7.5%, and a decrease in interest expense of $7,000, or 0.5%. Interest expense on deposits decreased $53,000, or 4.4%, and interest expense on borrowings increased $46,000, or 18.0%. For the three months ended September 30, 2022, net interest income included $19,000 in PPP income, compared to $1.8 million for the three months ended September 30, 2021. Excluding PPP income, net interest income increased $3.3 million, or 19.2%.

The net interest margin was 3.35% for the three months ended September 30, 2022, compared to 3.18% for the three months ended September 30, 2021. The net interest margin, on a tax-equivalent basis, was 3.37% for the three months ended September 30, 2022, compared to 3.20% for the three months ended September 30, 2021. The increase in the net interest margin was due to an increase in average loans outstanding of $105.8 million, or 5.7%, and an increase in average securities of $50.3 million, or 14.2%, while average short-term investments, consisting of cash and cash equivalents, decreased $91.8 million, or 86.8%, from the three months ended September 30, 2021, compared to the three months ended September 30, 2022.

The average yield on interest-earning assets increased 16 basis points from 3.43% for the three months ended September 30, 2021 to 3.59% for the three months ended September 30, 2022. During the three months ended September 30, 2022, the average cost of funds, including non-interest-bearing demand accounts and borrowings, decreased one basis point, from 0.26% for the three months ended September 30, 2021 to 0.25% for the three months ended September 30, 2022. The average cost of core deposits, which include non-interest-bearing demand accounts, increased three basis points, from 0.16% for the three months ended September 30, 2021 to 0.19% for the three months ended September 30, 2022. The average cost of time deposits decreased 17 basis points from 0.47% for the three months ended September 30, 2021 to 0.30% for the three months ended September 30, 2022. The average cost of borrowings decreased 13 basis points from the three months ended September 30, 2021 to the three months ended September 30, 2022. For the three months ended September 30, 2022, average demand deposits, an interest-free source of funds, increased $43.4 million, or 7.0%, to $658.9 million, or 29.0% of total average deposits, from $615.5 million, or 28.0% of total average deposits for the three months ended September 30, 2021.

During the three months ended September 30, 2022, average interest-earning assets increased $63.8 million, or 2.7%, to $2.4 billion compared to the three months ended September 30, 2021, primarily due to an increase in average securities of $50.3 million, or 14.2%, and an increase in average loans of $105.8 million, or 5.7%, partially offset by a decrease in short-term investments, consisting of cash and cash equivalents, of $91.8 million, or 86.8%. Excluding average PPP loans, average interest-earning assets increased $141.7 million, or 6.3%, and average loans increased $183.6 million, or 10.3%, from the three months ended September 30, 2021 to the three months ended September 30, 2022.

Provision for Loan Losses

The Company recorded a provision for loan losses of $675,000 for three months ended September 30, 2022, compared to a credit for loan losses of $100,000 for the three months ended September 30, 2021. The increase in the provision for loan losses was due to strong loan growth during the third quarter of 2022. The Company recorded net charge-offs of $27,000 for the three months ended September 30, 2022, as compared to net recoveries of $67,000 for the three months ended September 30, 2021. Management continues to assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality.

Non-Interest Income

Non-interest income decreased $705,000, or 21.4%, to $2.6 million for the three months ended September 30, 2022, from $3.3 million for the three months ended September 30, 2021. During the three months ended September 30, 2022, service charges and fees on deposits increased $91,000, or 4.3%. During the same period, the Company reported a gain of $211,000 on non-marketable equity investments and an unrealized loss on marketable equity securities of $235,000, compared to unrealized gains on marketable equity securities of $11,000 during the three months ended September 30, 2021. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes. Income from bank-owned life insurance decreased $94,000, or 19.4%, from $485,000 for the three months ended September 30, 2021 to $391,000 for the three months ended September 30, 2022. During the three months ended September 30, 2021, mortgage banking income from the sale of fixed rate residential real estate loans totaled $665,000. The Company did not sell any loans to the secondary market during the three months ended September 30, 2022.

Non-Interest Expense

For the three months ended September 30, 2022, non-interest expense increased $325,000, or 2.3%, to $14.3 million from $14.0 million, for the three months ended September 30, 2021. The increase in non-interest expense was partially due to an increase professional fees expense of $228,000, or 39.7%, which is comprised of legal fees, audit and compliance fees, as well as other professional fees. Occupancy expense increased $102,000, or 9.1%, advertising expense increased $74,000, or 21.4%, other non-interest expense increased $49,000, or 2.1%, and data processing expense increased $9,000, or 1.3%. These increases were partially offset by a decrease in salaries and benefits expense of $69,000, or 0.9%, and a decrease in furniture and equipment expense of $68,000, or 12.8%.

For the three months ended September 30, 2022, the adjusted efficiency ratio, a non-GAAP financial measure, was 62.6%, compared to 63.6% for the three months ended September 30, 2021. The adjusted efficiency ratio is a non-GAAP measure. See pages 18-21 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended September 30, 2022 was $1.9 million, representing an effective tax rate of 23.7%, compared to $2.1 million, representing an effective tax rate of 25.9%, for three months ended September 30, 2021.

Net Income for the Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

For the nine months ended September 30, 2022, the Company reported net income of $16.9 million, or $0.77 per diluted share, compared to $17.5 million, or $0.74 per diluted share, for the nine months ended September 30, 2021. Return on average assets and return on average equity were 0.88% and 10.26% for the nine months ended September 30, 2022, respectively, compared to 0.95% and 10.45% for the nine months ended September 30, 2021, respectively.

Net Interest Income and Net Interest Margin

During the nine months ended September 30, 2022, net interest income increased $3.8 million, or 6.9%, to $58.4 million, compared to $54.6 million for the nine months ended September 30, 2021. The increase in net interest income was due to an increase in interest and dividend income of $2.4 million, or 4.0%, and a decrease in interest expense of $1.4 million, or 25.6%. For the nine months ended September 30, 2022, interest and dividend income included $710,000 in PPP income, compared to $5.8 million during the nine months ended September 30, 2021. Excluding PPP income, net interest income increased $8.9 million, or 18.2% for the same period.

The net interest margin for the nine months ended September 30, 2022 was 3.26%, compared to 3.16% during the nine months ended September 30, 2021. The net interest margin, on a tax-equivalent basis, was 3.28% for the nine months ended September 30, 2022, compared to 3.18% for the nine months ended September 30, 2021. Excluding the PPP income, the net interest margin increased 23 basis points from 3.00% for the nine months ended September 30, 2021 to 3.23% for the nine months ended September 30, 2022.

The average yield on interest-earning assets increased one basis point from 3.47% for the nine months ended September 30, 2021 to 3.48% for the nine months ended September 30, 2022. During the nine months ended September 30, 2022, the average cost of funds, including non-interest-bearing demand accounts and borrowings, decreased nine basis points from 0.32% for the nine months ended September 30, 2021 to 0.23% for the nine months ended September 30, 2022. For the nine months ended September 30, 2022, the average cost of core deposits, including non-interest-bearing demand deposits, decreased two basis points from 0.18% for the nine months ended September 30, 2021 to 0.16% for the nine months ended September 30, 2022. The average cost of time deposits decreased 24 basis points from 0.57% for the nine months ended September 30, 2021 to 0.33% during the same period in 2022. The average cost of borrowings, which include FHLB advances and subordinated debt, increased 145 basis points from 2.79% for the nine months ended September 30, 2021 to 4.24% for the nine months ended September 30, 2022, primarily due to the issuance of subordinated debt in April 2021. For the nine months ended September 30, 2022, average demand deposits, an interest-free source of funds, increased $49.0 million, or 8.3%, from $593.6 million, or 27.6% of total average deposits, for the nine months ended September 30, 2021, to $642.6 million, or 28.4% of total average deposits.

During the nine months ended September 30, 2022, average interest-earning assets increased $87.3 million, or 3.8%, to $2.4 billion. The increase in average interest-earning assets was due to an increase in average loans of $38.9 million, or 2.0%, as well as an increase in average securities of $121.7 million, or 41.7%, partially offset by a decrease of $73.4 million, or 69.8%, in short-term investments, consisting of cash and cash equivalents. Excluding average PPP loans, average interest-earning assets increased $214.3 million, or 9.9%, and average loans increased $166.0 million, or 9.4%.

Provision for Loan Losses

For the nine months ended September 30, 2022, the provision for loan losses was $550,000, compared to a credit for loan losses of $1.2 million for the nine months ended September 30, 2021. During the nine months ended September 30, 2021, the Company adjusted its qualitative factors related to the impact of the COVID-19 pandemic and other economic trends used in the Company’s allowance calculation, which resulted in a credit for loan losses of $1.2 million. The Company recorded net charge-offs of $129,000 for the nine months ended September 30, 2022, as compared to net charge-offs of $95,000 for the nine months ended September 30, 2021.

Non-Interest Income

For the nine months ended September 30, 2022, non-interest income was $7.7 million, compared to $8.7 million for the nine months ended September 30, 2021. During the same period, service charges and fees increased $653,000, or 10.7%. Mortgage banking income was $1.1 million for the nine months ended September 30, 2021 due to the sale of fixed rate residential real estate loans to the secondary market. During the nine months ended September 30, 2022, the Company sold $277,000 in fixed rate residential loans to the secondary market. Other income from loan-level swap fees on commercial loans decreased $33,000, or 56.9%, and income from bank-owned life insurance decreased $129,000, or 9.0%. During the nine months ended September 30, 2022, the Company reported unrealized losses on marketable equity securities of $736,000, compared to unrealized losses of $72,000 during the nine months ended September 30, 2021. During the nine months ended September 30, 2022, the Company also reported realized losses on the sale of securities of $4,000, compared to realized losses on the sale of securities of $72,000 during the nine months ended September 30, 2021. The Company reported a gain of $352,000 on non-marketable equity investments during the nine months ended September 30, 2022, compared to $546,000 during the nine months ended September 30, 2021. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes. During the nine months ended September 30, 2021, the Company recognized a loss on interest rate swap termination of $402,000 representing the unamortized portion of a $3.4 million loss associated with the previous termination of a $32.5 million interest rate swap on March 16, 2016.

Non-Interest Expense

For the nine months ended September 30, 2022, non-interest expense increased $2.2 million, or 5.4%, to $43.2 million, compared to $41.0 million for the nine months ended September 30, 2021. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expense of $589,000, or 2.5%, due to normal annual salary increases as well as higher compensation incentive costs to support overall franchise growth. Other non-interest expense increased $832,000, or 13.2%, professional fees expense increased $391,000, or 22.9%, which is comprised of legal fees, audit and compliance fees, as well as other professional fees. Occupancy expense increased $254,000, or 7.2%, advertising expense increased $200,000, or 19.4%, furniture and equipment expense increased $11,000, or 0.7%, data processing expenses decreased $16,000, or 0.7%, and FDIC insurance expense decreased $3,000, or 0.4%. During the nine months ended September 30, 2021, the Company prepaid $32.5 million of FHLB borrowings resulting in a loss of $45,000. For the nine months ended September 30, 2022, the adjusted efficiency ratio, a non-GAAP financial measure, was 65.1%, compared to 64.7% for the nine months ended September 30, 2021. The adjusted efficiency ratio is a non-GAAP measure. See pages 18-21 for the related efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the nine months ended September 30, 2022 was $5.4 million, representing an effective tax rate of 24.3%, compared to $6.0 million, representing an effective tax rate of 25.6%, for nine months ended September 30, 2021.

Balance Sheet

At September 30, 2022, total assets were $2.6 billion, an increase of $40.4 million, or 1.6%, from December 31, 2021. During the nine months ended September 30, 2022, cash and cash equivalents decreased $76.3 million, or 73.8%, to $27.1 million, investment securities decreased $34.1 million, or 8.0%, to $394.4 million and total loans increased $143.0 million, or 7.7%, to $2.0 billion.

Investments

At September 30, 2022, the Company’s available-for-sale securities portfolio decreased $45.7 million, or 23.5%, from $194.4 million at December 31, 2021 to $148.7 million at September 30, 2022. The held-to-maturity securities portfolio, recorded at amortized cost, increased $12.1 million, or 5.5%, from $222.3 million at December 31, 2021 to $234.4 million at September 30, 2022. The marketable equity securities portfolio decreased $616,000, or 5.2%, from $11.9 million at December 31, 2021 to $11.3 million at September 30, 2022. The primary objective of the investment portfolio is to provide liquidity and maximize income while preserving the safety of principal.

Total Loans

At September 30, 2022, total loans were $2.0 billion, an increase of $143.0 million, or 7.7%, from December 31, 2021. Excluding PPP loans, total loans increased $165.8 million, or 9.0%, driven by an increase in commercial real estate loans of $101.7 million, or 10.4%, an increase in total commercial and industrial loans of $28.7 million, or 14.3%, an increase in residential real estate loans, which include home equity loans, of $34.6 million, or 5.3%, and a decrease in PPP loans of $22.9 million, or 90.3%, from December 31, 2021.

The following table is a summary of our outstanding loan balances for the periods indicated:

	September 30, 2022	December 31, 2021
	(Dollars in thousands)
Commercial real estate loans	$1,081,728	$979,969

Residential real estate loans:
Residential	581,242	552,332
Home equity	105,470	99,759
Total residential real estate loans	686,712	652,091

Commercial and industrial loans:
PPP loans	2,453	25,329
Commercial and industrial loans	229,996	201,340
Total commercial and industrial loans	232,449	226,669
Consumer loans	4,652	4,250
Total gross loans	2,005,541	1,862,979
Unamortized PPP loan fees	(121)	(781)
Unamortized premiums and net deferred loans fees and costs	2,252	2,518
Total loans	$2,007,672	$1,864,716

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At September 30, 2022, nonperforming loans totaled $4.4 million, or 0.22% of total loans, compared to $5.0 million, or 0.27% of total loans, at December 31, 2021. At September 30, 2022, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, was 0.17% at September 30, 2022, compared to 0.20% at December 31, 2021. The allowance for loan losses as a percentage of total loans was 1.01% at September 30, 2022, compared to 1.06% at December 31, 2021. At September 30, 2022, the allowance for loan losses as a percentage of nonperforming loans was 456.0%, compared to 398.6%, at December 31, 2021.

Deposits

At September 30, 2022, total deposits were $2.3 billion, an increase of $30.9 million, or 1.4%, from December 31, 2021, primarily due to an increase in core deposits of $89.6 million, or 4.8%. Core deposits, which the Company defines as all deposits except time deposits, increased from $1.9 billion, or 82.2% of total deposits, at December 31, 2021, to $1.9 billion, or 85.0% of total deposits, at September 30, 2022. Non-interest-bearing deposits increased $28.3 million, or 4.4%, to $669.6 million, interest-bearing checking accounts increased $7.8 million, or 5.4%, to $153.5 million, savings accounts increased $8.3 million, or 3.8%, to $225.9 million, and money market accounts increased $45.1 million, or 5.3%, to $895.4 million. Time deposits decreased $58.7 million, or 14.6%, from $402.0 million at December 31, 2021 to $343.3 million at September 30, 2022. The Company did not have any brokered deposits at September 30, 2022 or December 31, 2021.

Borrowings and Subordinated Debt

At September 30, 2022, total borrowings increased $20.0 million, or 90.0%, from $22.3 million at December 31, 2021, to $42.3 million. Other borrowings increased $20.0 million to $22.7 million and subordinated debt outstanding totaled $19.7 million at September 30, 2022 and $19.6 million at December 31, 2021.

Capital

At September 30, 2022, shareholders’ equity was $211.7 million, or 8.2% of total assets, compared to $223.7 million, or 8.8% of total assets, at December 31, 2021. The decrease in shareholders’ equity reflects $5.5 million for the repurchase of the Company’s common stock, the payment of regular cash dividends of $4.0 million and an increase in accumulated other comprehensive loss of $21.4 million, partially offset by net income of $16.9 million. Total shares outstanding as of September 30, 2022 were 22,246,545.

Capital Management

The Company’s book value per share was $9.52 at September 30, 2022 compared to $9.87 at December 31, 2021, while tangible book value per share, a non-GAAP financial measure, decreased $0.36, or 3.9%, from $9.21 at December 31, 2021 to $8.85 at September 30, 2022. The change in AOCI reduced the tangible book value per common share by $0.94 as of September 30, 2022, primarily due to the impact of higher interest rates on the fair value of available-for-sale securities.  Tangible book value is a non-GAAP measure. See pages 18-21 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

The Company’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements and internal target minimal levels. At September 30, 2022, the Company’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 9.0%, 11.8%, and 13.8%, respectively, and the Bank’s Tier 1 leverage, common equity tier 1 capital, and total risk-based capital ratios were 9.3%, 12.1%, and 13.1%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 6.5%, and 10.00%, respectively.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;
•	actions governments, businesses and individuals take in response to the COVID-19 pandemic;
•	the speed and effectiveness of vaccine and treatment developments and their deployment, including public adoption rates of COVID-19 vaccines;
•	the emergence of new COVID-19 variants, such as the Omicron variant, and the response thereto;
•	the pace of recovery when the COVID-19 pandemic subsides;
•	changes in the interest rate environment that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
•	the highly competitive industry and market area in which we operate;
•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
•	changes in business conditions and inflation;
•	changes in credit market conditions;
•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	changes in technology used in the banking business;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	our controls and procedures may fail or be circumvented;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2022	2022	2022	2021	2021	2022	2021
INTEREST AND DIVIDEND INCOME:
Loans	$19,543	$18,500	$17,947	$18,089	$18,670	$55,990	$56,111
Securities	2,104	2,068	1,950	1,763	1,500	6,122	3,631
Other investments	47	30	25	25	28	102	91
Short-term investments	60	48	21	49	40	129	90
Total interest and dividend income	21,754	20,646	19,943	19,926	20,238	62,343	59,923

INTEREST EXPENSE:
Deposits	1,164	990	992	1,091	1,217	3,146	4,417
Short-term borrowings	48	10	—	—	—	58	—
Long-term debt	—	—	—	—	—	—	458
Subordinated debt	254	254	253	253	256	761	453
Total interest expense	1,466	1,254	1,245	1,344	1,473	3,965	5,328

Net interest and dividend income	20,288	19,392	18,698	18,582	18,765	58,378	54,595

PROVISION (CREDIT) FOR LOAN LOSSES	675	300	(425)	300	(100)	550	(1,225)

Net interest and dividend income after provision (credit) for loan losses	19,613	19,092	19,123	18,282	18,865	57,828	55,820

NON-INTEREST INCOME:
Service charges and fees	2,223	2,346	2,174	2,270	2,132	6,743	6,090
Income from bank-owned life insurance	391	458	448	486	485	1,297	1,426
Bank-owned life insurance death benefits	—	—	—	555	—	—	—
(Loss) gain on sales of securities, net	—	—	(4)	—	2	(4)	(72)
Unrealized (loss) gain on marketable equity securities	(235)	(225)	(276)	(96)	11	(736)	(72)
Gain on sale of mortgages	—	—	2	289	665	2	1,134
Gain on non-marketable equity investments	211	141	—	352	—	352	546
Loss on interest rate swap terminations	—	—	—	—	—	—	(402)
Other income	—	21	4	—	—	25	58
Total non-interest income	2,590	2,741	2,348	3,856	3,295	7,679	8,708

NON-INTEREST EXPENSE:
Salaries and employees benefits	8,025	8,236	8,239	8,193	8,094	24,500	23,911
Occupancy	1,226	1,177	1,363	1,144	1,124	3,766	3,512
Furniture and equipment	465	539	543	548	533	1,547	1,536
Data processing	707	731	723	726	698	2,161	2,177
Professional fees	803	719	577	477	575	2,099	1,708
FDIC insurance	273	234	286	202	273	793	796
Advertising	419	412	399	262	345	1,230	1,030
Loss on prepayment of borrowings	—	—	—	—	—	—	45
Other	2,425	2,385	2,326	2,371	2,376	7,136	6,304
Total non-interest expense	14,343	14,433	14,456	13,923	14,018	43,232	41,019

INCOME BEFORE INCOME TAXES	7,860	7,400	7,015	8,215	8,142	22,275	23,509

INCOME TAX PROVISION	1,861	1,865	1,696	1,995	2,106	5,422	6,030
NET INCOME	$5,999	$5,535	$5,319	$6,220	$6,036	$16,853	$17,479

Basic earnings per share	$0.28	$0.25	$0.24	$0.28	$0.27	$0.77	$0.74
Weighted average shares outstanding	21,757,027	21,991,383	22,100,076	22,097,968	22,620,387	21,947,989	23,602,978
Diluted earnings per share	$0.28	$0.25	$0.24	$0.28	$0.27	$0.77	$0.74
Weighted average diluted shares outstanding	21,810,036	22,025,687	22,172,909	22,203,876	22,714,429	22,001,371	23,670,347

Other Data:
Return on average assets (1)	0.93%	0.87%	0.85%	0.97%	0.96%	0.88%	0.95%
Return on average equity (1)	10.90%	10.22%	9.65%	11.22%	10.85%	10.26%	10.45%
Efficiency ratio (2)	62.63%	64.96%	67.79%	64.38%	63.58%	65.06%	64.73%
Net interest margin, on a fully tax-equivalent basis	3.37%	3.26%	3.20%	3.10%	3.20%	3.28%	3.18%

(1)	Annualized.
(2)	The efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, bank-owned life insurance death benefits, gain on non-marketable equity investments, loss on interest rate swap termination and loss on prepayment of borrowings.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Cash and cash equivalents	$27,113	$47,513	$62,898	$103,456	$148,496
Available-for-sale securities, at fair value	148,716	160,925	173,910	194,352	208,030
Held to maturity securities, at amortized cost	234,387	233,803	237,575	222,272	154,403
Marketable equity securities, at fair value	11,280	11,453	11,643	11,896	11,970
Federal Home Loan Bank of Boston and other restricted stock - at cost	2,234	1,882	2,594	2,594	2,698

Loans	2,007,672	1,975,700	1,926,285	1,864,716	1,846,150
Allowance for loan losses	(20,208)	(19,560)	(19,308)	(19,787)	(19,837)
Net loans	1,987,464	1,956,140	1,906,977	1,844,929	1,826,313

Bank-owned life insurance	74,192	73,801	73,343	72,895	74,286
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,281	2,375	2,469	2,563	2,656
Other assets	78,671	76,978	71,542	70,981	69,459
TOTAL ASSETS	$2,578,825	$2,577,357	$2,555,438	$2,538,425	$2,510,798

Total deposits	$2,287,754	$2,301,972	$2,278,164	$2,256,898	$2,230,884
Short-term borrowings	21,500	4,790	—	—	—
Long-term debt	1,178	1,360	1,686	2,653	3,829
Subordinated debt	19,663	19,653	19,643	19,633	19,623
Securities pending settlement	9	—	146	—	—
Other liabilities	37,021	34,252	36,736	35,553	38,120
TOTAL LIABILITIES	2,367,125	2,362,027	2,336,375	2,314,737	2,292,456

TOTAL SHAREHOLDERS' EQUITY	211,700	215,330	219,063	223,688	218,342
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,578,825	$2,577,357	$2,555,438	$2,538,425	$2,510,798

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Shares outstanding at end of period	22,246,545	22,465,991	22,742,189	22,656,515	22,848,781

Operating results:
Net interest income	$20,288	$19,392	$18,698	$18,582	$18,765
Provision (credit) for loan losses	675	300	(425)	300	(100)
Non-interest income	2,590	2,741	2,348	3,856	3,295
Non-interest expense	14,343	14,433	14,456	13,923	14,018
Income before income provision for income taxes	7,860	7,400	7,015	8,215	8,142
Income tax provision	1,861	1,865	1,696	1,995	2,106
Net income	5,999	5,535	5,319	6,220	6,036

Performance Ratios:
Net interest margin, on a fully tax-equivalent basis	3.37%	3.26%	3.20%	3.10%	3.20%
Interest rate spread, on a fully tax-equivalent basis	3.26%	3.17%	3.10%	2.99%	3.09%
Return on average assets	0.93%	0.87%	0.85%	0.97%	0.96%
Return on average equity	10.90%	10.22%	9.65%	11.22%	10.85%
Efficiency ratio (non-GAAP)	62.63%	64.96%	67.79%	64.38%	63.58%

Per Common Share Data:
Basic earnings per share	$0.28	$0.25	$0.24	$0.28	$0.27
Per diluted share	0.28	0.25	0.24	0.28	0.27
Cash dividend declared	0.06	0.06	0.06	0.05	0.05
Book value per share	9.52	9.58	9.63	9.87	9.56
Tangible book value per share (non-GAAP)	8.85	8.92	8.97	9.21	8.89

Asset Quality:
30-89 day delinquent loans	$2,630	$1,063	$1,407	$1,102	$1,619
90 days or more delinquent loans	669	1,149	1,401	1,039	1,446
Total delinquent loans	3,299	2,212	2,808	2,141	3,065
Total delinquent loans as a percentage of total loans	0.16%	0.11%	0.15%	0.11%	0.17%
Total delinquent loans as a percentage of total loans, excluding PPP	0.16%	0.11%	0.15%	0.12%	0.17%
Nonperforming loans	$4,432	$4,105	$3,988	$4,964	$5,632
Nonperforming loans as a percentage of total loans	0.22%	0.21%	0.21%	0.27%	0.31%
Nonperforming loans as a percentage of total loans, excluding PPP	0.22%	0.21%	0.21%	0.27%	0.32%
Nonperforming assets as a percentage of total assets	0.17%	0.16%	0.16%	0.20%	0.22%
Nonperforming assets as a percentage of total assets, excluding PPP	0.17%	0.16%	0.16%	0.20%	0.23%
Allowance for loan losses as a percentage of nonperforming loans	455.96%	476.49%	484.15%	398.61%	352.22%
Allowance for loan losses as a percentage of total loans	1.01%	0.99%	1.00%	1.06%	1.07%
Allowance for loan losses as a percentage of total loans, excluding PPP	1.01%	0.99%	1.01%	1.08%	1.11%
Net loan charge-offs (recoveries)	$27	$48	$54	$350	$(67)
Net loan charge-offs as a percentage of average assets	0.00%	0.00%	0.00%	0.01%	0.00%

The following tables set forth the information relating to our average balances and net interest income for the three months ended September 30, 2022, June 30, 2022, and September 30, 2021 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)	Balance	Interest(8)	Cost(9)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,973,580	$19,665	3.95%	$1,949,464	$18,624	3.83%	$1,867,769	$18,776	3.99%
Securities(2)	404,005	2,105	2.07	414,226	2,068	2.00	353,690	1,501	1.68
Other investments	10,037	47	1.86	9,892	30	1.22	10,525	28	1.06
Short-term investments(3)	13,911	60	1.71	24,944	48	0.77	105,733	40	0.15
Total interest-earning assets	2,401,533	21,877	3.61	2,398,526	20,770	3.47	2,337,717	20,345	3.45
Total non-interest-earning assets	154,955			153,939			148,383
Total assets	$2,556,488			$2,552,465			$2,486,100

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$139,678	123	0.35%	$137,984	105	0.31%	$115,091	96	0.33%
Savings accounts	224,112	38	0.07	224,487	48	0.09	212,711	35	0.07
Money market accounts	911,282	743	0.32	910,801	549	0.24	813,528	562	0.27
Time deposit accounts	339,614	260	0.30	365,383	288	0.32	445,379	524	0.47
Total interest-bearing deposits	1,614,686	1,164	0.29	1,638,655	990	0.24	1,586,709	1,217	0.30
Short-term borrowings and long-term debt	29,076	302	4.12	25,829	264	4.10	23,920	256	4.25
Total interest-bearing liabilities	1,643,762	1,466	0.35	1,664,484	1,254	0.30	1,610,629	1,473	0.36
Non-interest-bearing deposits	658,853			635,678			615,468
Other non-interest-bearing liabilities	35,558			35,076			39,381
Total non-interest-bearing liabilities	694,411			670,754			654,849
Total liabilities	2,338,173			2,335,238			2,265,478
Total equity	218,315			217,227			220,622
Total liabilities and equity	$2,556,488			$2,552,465			$2,486,100
Less: Tax-equivalent adjustment (2)		(123)			(124)			(107)
Net interest and dividend income		$20,288			$19,392			$18,765
Net interest rate spread (4)			3.24%			3.15%			3.07%
Net interest rate spread, on a tax-equivalent basis (5)			3.26%			3.17%			3.09%
Net interest margin (6)			3.35%			3.24%			3.18%
Net interest margin, on a tax-equivalent basis (7)			3.37%			3.26%			3.20%
Ratio of average interest-earning
assets to average interest-bearing liabilities			146.10%			144.10%			145.14%

The following tables set forth the information relating to our average balances and net interest income for the nine months ended September 30, 2022 and 2021 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Nine Months Ended September 30,
	2022			2021
	Average Balance	Interest (8)	Average Yield/ Cost(9)	Average Balance	Interest (8)	Average Yield/ Cost(9)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,939,593	$56,354	3.88%	$1,900,652	$56,423	3.97%
Securities(2)	413,818	6,125	1.98	292,133	3,633	1.66
Other investments	10,172	102	1.34	10,104	91	1.20
Short-term investments(3)	31,804	129	0.54	105,246	90	0.11
Total interest-earning assets	2,395,387	62,710	3.50	2,308,135	60,237	3.49
Total non-interest-earning assets	150,885			146,180
Total assets	$2,546,272			$2,454,315

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$136,645	324	0.32%	$102,106	293	0.38%
Savings accounts	222,370	122	0.07	202,170	119	0.08
Money market accounts	900,280	1,812	0.27	752,361	1,865	0.33
Time deposit accounts	364,506	888	0.33	499,618	2,140	0.57
Total interest-bearing deposits	1,623,801	3,146	0.26	1,556,255	4,417	0.38
Short-term borrowings and long-term debt	25,819	819	4.24	43,578	911	2.79
Total interest-bearing liabilities	1,649,620	3,965	0.32	1,599,833	5,328	0.45
Non-interest-bearing deposits	642,632			593,637
Other non-interest-bearing liabilities	34,340			37,259
Total non-interest-bearing liabilities	676,972			630,896

Total liabilities	2,326,592			2,230,729
Total equity	219,680			223,586
Total liabilities and equity	$2,546,272			$2,454,315
Less: Tax-equivalent adjustment (2)		(367)			(314)
Net interest and dividend income		$58,378			$54,595
Net interest rate spread (4)			3.16%			3.03%
Net interest rate spread, on a tax-equivalent basis (5)			3.18%			3.04%
Net interest margin (6)			3.26%			3.16%
Net interest margin, on a tax-equivalent basis (7)			3.28%			3.18%
Ratio of average interest-earning
assets to average interest-bearing liabilities			145.21%			144.27%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, the loan accretion income and interest expense reduction on time deposits and borrowings (decreased) increased net interest income $(16,000), $64,000 and $56,000, respectively, and for the nine months ended September 30, 2022 and September 30, 2021, the loan accretion income and interest expense reduction on time deposits and borrowings increased (decreased) net interest income $87,000 and $(23,000), respectively. Excluding these items, net interest margin, on a tax-equivalent basis, for the three months ended September 30, 2022, June 30, 2022 and September 30, 2021 was 3.37%, 3.25% and 3.19%, respectively, and the net interest margin, on a tax-equivalent basis, for the nine months ended September 30, 2022 and September 30, 2021 was 3.28% and 3.18%, respectively.
(9)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
			(In thousands)
Loans (no tax adjustment)	$19,543	$18,500	$17,947	$18,089	$18,670
Tax-equivalent adjustment	122	124	120	108	106
Loans (tax-equivalent basis)	$19,665	$18,624	$18,067	$18,197	$18,776

Securities (no tax adjustment)	$2,104	$2,068	$1,950	$1,763	$1,500
Tax-equivalent adjustment	1	—	—	1	1
Securities (tax-equivalent basis)	$2,105	$2,068	$1,950	$1,764	$1,501

Net interest income (no tax adjustment)	$20,288	$19,392	$18,698	$18,582	$18,765
Tax equivalent adjustment	123	124	120	109	107
Net interest income (tax-equivalent basis)	$20,411	$19,516	$18,818	$18,691	$18,872

Net interest income (no tax adjustment)	$20,288	$19,392	$18,698	$18,582	$18,765
Less:
Purchase accounting adjustments	(16)	64	39	(31)	56
Prepayment penalties and fees	99	26	21	21	8
PPP fee income	19	129	562	973	1,757
Adjusted net interest income (non-GAAP)	$20,186	$19,173	$18,076	$17,619	$16,944

Average interest-earning assets	$2,401,533	$2,398,526	$2,385,932	$2,394,397	$2,337,717
Average interest-earning assets, excluding average PPP loans	$2,398,998	$2,395,463	$2,370,852	$2,352,858	$2,257,346
Net interest margin (no tax adjustment)	3.35%	3.24%	3.18%	3.08%	3.18%
Net interest margin, tax-equivalent	3.37%	3.26%	3.20%	3.10%	3.20%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP fee income and prepayment penalties (non-GAAP)	3.34%	3.21%	3.10%	2.97%	2.98%

	For the quarter ended
	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
			(In thousands)
Book Value per Share (GAAP)	$9.52	$9.58	$9.63	$9.87	$9.56
Non-GAAP adjustments:
Goodwill	(0.56)	(0.55)	(0.55)	(0.55)	(0.55)
Core deposit intangible	(0.11)	(0.11)	(0.11)	(0.11)	(0.12)
Tangible Book Value per Share (non-GAAP)	$8.85	$8.92	$8.97	$9.21	$8.89

Income Before Income Taxes (GAAP)	$7,860	$7,400	$7,015	$8,215	$8,142
Provision (credit) for loan losses	675	300	(425)	300	(100)
Income Before Taxes and Provision (non-GAAP)	$8,535	$7,700	$6,590	$8,515	$8,042

Efficiency Ratio:
Non-interest Expense (GAAP)	$14,343	$14,433	$14,456	$13,923	$14,018
Non-interest Expense for Efficiency Ratio	$14,343	$14,433	$14,456	$13,923	$14,018

Net Interest Income (GAAP)	$20,288	$19,392	$18,698	$18,582	$18,765

Non-interest Income (GAAP)	$2,590	$2,741	$2,348	$3,856	$3,295
Non-GAAP adjustments:
Bank-owned life insurance death benefit	—	—	—	(555)	—
Loss (gain) on securities, net	—	—	4	—	(2)
Unrealized losses (gains) on marketable equity securities	235	225	276	96	(11)
Gain on non-marketable equity investments	(211)	(141)	—	(352)	—
Non-interest Income for Efficiency Ratio (non-GAAP)_	$2,614	$2,825	$2,628	$3,045	$3,282
Total Revenue for Efficiency Ratio (non-GAAP)	$22,902	$22,217	$21,326	$21,627	$22,047

Efficiency Ratio (GAAP)	62.69%	65.21%	68.69%	62.05%	63.54%

Efficiency Ratio (Non-interest Expense for Efficiency Ratio (non-GAAP)/Total Revenue for Efficiency Ratio (non-GAAP))	62.63%	64.96%	67.79%	64.38%	63.58%

	For the nine months ended
	9/30/2022	9/30/2021
	(In thousands)
Loans (no tax adjustment)	$55,990	$56,111
Tax-equivalent adjustment	364	312
Loans (tax-equivalent basis)	$56,354	$56,423

Securities (no tax adjustment)	$6,122	$3,631
Tax-equivalent adjustment	3	2
Securities (tax-equivalent basis)	$6,125	$3,633

Net interest income (no tax adjustment)	$58,378	$54,595
Tax equivalent adjustment	367	314
Net interest income (tax-equivalent basis)	$58,745	$54,909

Net interest income (no tax adjustment)	$58,378	$54,595
Less:
Purchase accounting adjustments	87	(23)
Prepayment penalties and fees	147	160
PPP fee income	710	5,795
Adjusted net interest income (non-GAAP)	$57,434	$48,663

Average interest-earning assets	$2,395,387	$2,308,135
Average interest-earnings asset, excluding average PPP loans	$2,388,541	$2,174,274
Net interest margin (no tax adjustment)	3.26%	3.16%
Net interest margin, tax-equivalent	3.28%	3.18%
Adjusted net interest margin, excluding purchase accounting adjustments, PPP fee income and prepayment penalties (non-GAAP)	3.22%	2.99%

	For the nine months ended
	9/30/2022	9/30/2021
	(In thousands)
Income Before Income Taxes (GAAP)	$22,275	$23,509
Provision (credit) for loan losses	550	(1,225)
Income Before Taxes and Provision (non-GAAP)	$22,825	$22,284

Efficiency Ratio:
Non-interest Expense (GAAP)	$43,232	$41,019
Non-GAAP adjustments:
Loss on prepayment of borrowings	—	(45)
Non-interest Expense for Efficiency Ratio (non-GAAP)	$43,232	$40,974

Net Interest Income (GAAP)	$58,378	$54,595

Non-interest Income (GAAP)	$7,679	$8,708
Non-GAAP adjustments:
Loss on securities, net	4	72
Unrealized losses on marketable equity securities	736	72
Loss on interest rate swap termination	—	402
Gain on non-marketable equity investments	(352)	(546)
Non-interest Income for Efficiency Ratio (non-GAAP)_	$8,067	$8,708
Total Revenue for Efficiency Ratio (non-GAAP)	$66,445	$63,303

Efficiency Ratio (GAAP)	65.45%	64.80%

Efficiency Ratio (Non-interest Expense for Efficiency Ratio (non-GAAP)/Total Revenue for Efficiency Ratio (non-GAAP))	65.06%	64.73%